Exhibit 99.1

            Gene Logic Reports Second Quarter 2007 Financial Results

    GAITHERSBURG, Md.--(BUSINESS WIRE)--July 27, 2007--Gene Logic Inc. (NASDAQ: GLGC) today reported financial results for the second quarter ended June 30, 2007.

    Q2 Highlights

    Highlights for the second quarter of 2007 included:

    -- Gene Logic and Abbott Laboratories established a collaboration to discover new development paths for multiple clinical drug candidates.

    -- A Company collaboration with the Mayo Clinic revealed genomic predictors of Parkinson's disease. Although the Company does not expect revenue from subsequent products as a result of this study, the findings augment Gene Logic's intellectual property position around a growing set of useful markers for Parkinson's disease and other complex diseases.

    -- Gene Logic signed an agreement with H. Lundbeck A/S to discover new development paths for clinical drug candidates. In a separate agreement unrelated to its drug repositioning partnerships, Gene Logic announced that it will receive approximately $2.5 million in net fees in July 2007 from Lundbeck for a license to certain technology rights controlled by Gene Logic. The associated revenue will be recognized over the coming year.

    Genomics Initiative

    -- Following consideration of various strategic alternatives for its Genomics Division, the Company is concentrating its efforts on investigating the possibility of a sale of all or parts of its Genomics business. Such a transaction is likely to require shareholder approval. The Company is being assisted in this process by an investment bank, Aquilo Partners. The Company has reduced expenses of its Genomics Division while continuing to serve new and existing Genomics customers.

    More Recent News

    -- In a separate announcement, Gene Logic reported today that it has launched an effort to secure a development partner for its first proprietary drug candidate, GL1001, a compound acquired from Millennium Pharmaceuticals. Using an in vivo model, the Company has validated its hypothesis that this compound could be used for treatment of inflammatory bowel disease.

    Revenue

    Revenue for Gene Logic's continuing operations is derived primarily from its Genomics Division. To date, no meaningful revenue for the Drug Repositioning Division has been recorded. Revenue for Genomics services for the second quarter of 2007 was $5.4 million compared to $4.7 million for the second quarter of 2006, an increase of $0.7 million. Year-to-date revenue for Genomics was $8.7 million compared to $13.4 million for the same period of 2006, a decrease of $4.7 million. The decrease is primarily due to lower sales for subscriptions to the Company's database services.

    Operating Expenses

    Operating expenses from our continuing operations consist of costs for services and adding content to the Company's Genomics databases, costs for developing and providing our Drug Repositioning Division services and sales, marketing and general and administrative expenses associated with our continuing operations.

    For the second quarter of 2007, total operating expenses were $13.9 million compared to $15.0 million for the second quarter of 2006, a decrease of $1.1 million, or 8%. This reduction reflects the favorable impact of the restructuring of the Genomics Division and lower amounts spent on adding new Genomics database content, partially offset by increased selling, general and administrative expenses. Year-to-date total operating expenses were $27.8 million compared to $32.2 million for the comparable period in 2006, a reduction of $4.4 million or 14%. This reduction also reflects the favorable impact of the restructuring of the Genomics Division and lower amounts spent on adding new Genomics database content.

    Segment Operating Loss

    Note: Management uses operating income to evaluate segment performance. To arrive at operating income, the Company has included all direct costs for providing its services and an allocation for corporate overhead applied on a consistent and reasonable basis. The Company has excluded the cost of income taxes and interest income or expense and could also exclude certain unusual or corporate related costs in the future.

    Segment Operating Loss:


                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------
Drug Repositioning Division     $(4,571) $ (3,654) $ (9,165) $ (7,530)
Genomics Division                (3,841)   (6,680)   (9,933)  (11,210)
                                -------- --------- --------- ---------
Total operating loss            $(8,412) $(10,334) $(19,098) $(18,740)
                                -------- --------- --------- ---------


    Drug Repositioning Division:

    For the second quarter of 2007, the Drug Repositioning Division reported an operating loss of $4.6 million compared to a loss of $3.7 million in the prior year period, an increase of $0.9 million. This increase largely reflects increased expenses for in vivo validation of alternative therapeutic hypotheses and increased employee costs. Year-to-date operating loss for the Drug Repositioning Division was $9.2 million compared to a loss of $7.5 million in the prior year period, an increase of $1.7 million. This increase reflects increased employee costs, increased expenses for in vivo validation of alternative therapeutic hypotheses and the division's proportional share of certain executive severance and retention expenses.

    Genomics Division:

    For the second quarter of 2007, the Genomics Division reported an operating loss of $3.8 million compared to an operating loss of $6.7 million for the second quarter of 2006, a decrease of $2.9 million. The results reflect higher revenue, reduced operating expenses due to the restructuring of the Genomics Division and lower expenses for Genomics database content, partially offset by increased selling, general and administrative expenses. Year-to-date operating loss for the Genomics Division was $9.9 million compared to $11.2 million in the prior year period, a decrease of $1.3 million. This decrease reflects reduced operating expenses due to the restructuring of the Genomics Division and lower expenses for Genomics database content, partially offset by lower revenue and increased selling, general and administrative expenses.

    Net Loss

    For the second quarter of 2007, loss from continuing operations was $7.9 million or $0.25 per share, compared to a loss from continuing operations of $9.7 million, or $0.30 per share, for the second quarter of 2006. The decrease in the loss from continuing operations for the second quarter of 2007 as compared to 2006 reflects primarily the favorable impact of the restructuring of the Genomics Division. Year-to-date net loss from continuing operations for 2007 was $18.0 million, or $0.56 per share, compared to a net loss from continuing operations for the comparable period of 2006 of $17.6 million, or $0.56 per share. Net loss for each of the second quarter and year-to-date 2006 was $11.3 million, or $0.35 per share, and $23.1 million, or $0.73 per share, respectively.

    Liquidity

    As of June 30, 2007, the Company had approximately $36.7 million in combined cash, cash equivalents and marketable securities available-for-sale, compared to $43.1 million as of March 31, 2007. The Company expects cash usage for the second half of 2007 to be lower than for the first half of 2007.

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast on July 27, 2007 at 10:00 a.m. Eastern to discuss the results for the second quarter of 2007. To listen to the live call and be able to ask questions, dial (800)679-8018 in the U.S.A. or (617)213-4845 internationally and use the pass code Gene Logic; alternatively, a webcast of the live call will be accessible from the Investors section of the Company's website at www.genelogic.com.

    A replay of the call will be available beginning July 27, 2007 through August 10, 2007. To hear the replay, dial (888)286-8010 in the U.S.A. or (617)801-6888 internationally and use the passcode 65805860. An archived webcast of the conference call will also be available under the Investors section of the Company's website at www.genelogic.com.

    Gene Logic Overview

    Gene Logic is transforming into a pharmaceutical development company through partnerships with pharmaceutical companies. Our partners provide Gene Logic with access to their drug candidates that have been assessed as safe in human clinical trials but discontinued for other reasons. Gene Logic applies its drug indication platform to find new therapeutic uses for the drug candidates. Gene Logic expects to receive milestone payments and royalties on drug candidates that our partners choose to develop based on the indications we find or, if the partner elects not to pursue such new indications, Gene Logic may receive ownership and development rights.

    Gene Logic has also developed proprietary genomics databases and services to enable customers worldwide to discover and prioritize drug targets, identify biomarkers, predict toxicity and understand mechanisms of toxicity, and obtain insights into the efficacy of specific compounds. We continue to offer customers these services and licenses to the databases. Such databases, services and expertise are also a vital part of our drug indication platform. Following consideration of various strategic alternatives for its Genomics Division, the Company is concentrating its efforts on investigating the possibility of a sale of all or parts of its Genomics business while continuing to serve new and existing Genomics customers.

    Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. The Company currently has about 150 employees worldwide. For more information, visit www.genelogic.com or call toll-free -
1/800/GENELOGIC.

    Safe Harbor Statement

    This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for realizing the value of our Genomics business, including through a sale of all or part of the Company's Genomics business, whether repositioned compounds are successfully returned to our customers' pipelines and generate sales, resulting in milestone payments and royalties for the Company or whether we acquire on acceptable terms rights to repositioned compounds that our partners decline to develop and are able to derive revenue from these compounds through licensing or otherwise, whether we can enter into agreements to develop sufficient compounds to fulfill our plans for the Drug Repositioning Division; whether there will be any claims associated with the sale of the Pre-Clinical Division, whether we will be able successfully to manage our existing cash and have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies, including development of repositioned compounds; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; the possibility of further write-down of the value of certain intangible assets of the Company, including goodwill associated with the Genomics Division; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                           Gene Logic Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)
                             (unaudited)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------
Revenue:
  Genomics services             $  5,403 $   4,683 $   8,672 $  13,431
  Drug repositioning services         38         9        38        29
                                -------- --------- --------- ---------
     Total revenue                 5,441     4,692     8,710    13,460

Expenses:
  Database production              5,401     7,629    10,699    15,424
  Research and development         2,674     2,541     5,110     4,981
  Selling, general and
   administrative                  5,778     4,856    11,999    11,795
                                -------- --------- --------- ---------
     Total expenses               13,853    15,026    27,808    32,200
     Loss from operations        (8,412)  (10,334)  (19,098)  (18,740)
Interest (income), net             (517)     (755)   (1,132)   (1,528)
Other (income) expense              (22)       103        13       100
Write-down of equity investment        -         -         -       275
                                -------- --------- --------- ---------
     Loss from continuing
      operations                 (7,873)   (9,682)  (17,979)  (17,587)
     Loss from discontinued
      operations                       -   (1,604)         -   (5,496)
                                -------- --------- --------- ---------
     Net loss                   $(7,873) $(11,286) $(17,979) $(23,083)
                                ======== ========= ========= =========
Basic and diluted net loss per
 share:
     Loss from continuing
      operations                $ (0.25) $  (0.30) $  (0.56) $  (0.56)
     Loss from discontinued
      operations                       -    (0.05)         -    (0.17)
                                -------- --------- --------- ---------
     Net loss                   $ (0.25) $  (0.35) $  (0.56) $  (0.73)
                                ======== ========= ========= =========
Shares used in computing basic
 and diluted net loss per share   31,865    31,809    31,851    31,798
                                ======== ========= ========= =========


                           Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                            (in thousands)
                                              June 30,    December 31,
                                                2007         2006
                                             ----------- -------------

                   ASSETS                    (unaudited)
Current assets:
    Cash and cash equivalents                 $   20,848    $   25,700
    Marketable securities available-for-sale      15,834        24,410
    Accounts receivable, net of allowance of
     $49 and $45 as of June 30, 2007 and
     December 31, 2006, respectively                 566         3,327
    Unbilled services                                712           589
    Inventory, net                                 1,968         2,180
    Prepaid expenses                               1,513         1,260
    Other current assets                           2,591         3,551
                                             ----------- -------------
        Total current assets                      44,032        61,017
Property and equipment, net                       11,390        12,829
Long-term investments                              2,964         2,964
Goodwill                                           2,677         2,677
Other intangibles, net                             7,804        10,060
Other assets                                         657           726
                                             ----------- -------------
        Total assets                          $   69,524    $   90,273
                                             =========== =============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                          $    2,233    $    3,703
    Payable to Bridge Pharmaceuticals                752         1,727
    Accrued compensation and employee
     benefits                                      4,105         2,883
    Other accrued expenses                         2,658         3,751
    Accrued restructuring costs                      818         1,941
    Current portion of long-term debt                500           499
    Deferred revenue                               3,971         3,299
                                             ----------- -------------
        Total current liabilities                 15,037        17,803
Deferred revenue                                       -           228
Long-term debt, net of current portion                52            78
Deferred rent                                        946         1,074
                                             ----------- -------------
        Total liabilities                         16,035        19,183
                                             ----------- -------------
Stockholders' equity:
    Preferred stock, $.01 par value;
     10,000,000 shares authorized; and no
     shares issued and outstanding as of
     June 30, 2007 and December 31, 2006               -             -
    Common stock, $0.1 par value; 60,000,000
     shares authorized; 31,974,805 and
     31,820,273 shares issued and
     outstanding as of June 30, 2007 and
     December 31, 2006, respectively                 320           318
    Additional paid-in capital                   386,873       386,530
    Accumulated other comprehensive loss            (45)          (78)
    Accumulated deficit                        (333,659)     (315,680)
                                             ----------- -------------
        Total stockholders' equity                53,489        71,090
                                             ----------- -------------
        Total liabilities and stockholders'
         equity                               $   69,524    $   90,273
                                             =========== =============

    --30--

    CONTACT: Gene Logic Inc.
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             Chief Financial Officer
             prohrer@genelogic.com
             or
             Investors and Media:
             Christopher Culotta, 301-987-1752
             Senior Director, Strategic Communications cculotta@genelogic.com